EXHIBIT 99.1

Corvus Gold Secures USD $20M Loan from AngloGold Ashanti North America Inc. to Fund North Bullfrog Permitting and Pre-Development Work

VANCOUVER, British Columbia, May 06, 2021 (GLOBE NEWSWIRE) -- Corvus Gold Inc. (“Corvus” or the “Company”) - (TSX: KOR, NASDAQ: KOR) announces it has entered into a USD $20M loan agreement with AngloGold Ashanti North America Inc. (“AngloGold”) to fund the ongoing permitting and pre-development work at the Company’s North Bullfrog project as well as ongoing exploration at its Mother Lode and Lynnda Strip projects. Highlights of the agreement for the USD $20M unsecured loan (the “Loan”) include:

  A fixed interest rate of 1.10725% with interest beginning 180 days after Loan signing
  Repayment of Loan will be the lesser of 12 months after Loan origination date, or after all North Bullfrog project mine construction permits are obtained by Corvus
  A minimum of 70% of the Loan amount to be spent on project work
  AngloGold is granted an exclusivity period of 90 days where Corvus will abstain from all discussions or actions related to material transactions involving Company assets or change in share structure

The Loan constitutes a “related party transaction” under Multilateral Instrument 61-101 -- Protection of Minority Security Holders in Special Transactions (“MI 61-101”) as AngloGold is a related party of Corvus given its greater than 10% beneficial shareholding. Pursuant to Section 5.7(1)(f) of MI 61-101, the Company is exempt from obtaining minority approval of the Company’s shareholders in respect of the Loan because it was determined that the Loan is on reasonable commercial terms that are not less advantageous to the Company than if the Loan was obtained from a person dealing at arm's length with the Company and because the Loan is not convertible into, or repayable in, equity or voting securities of the Company or a subsidiary of the Company or otherwise participating in nature. The Company will file a material change report in respect of the Loan. However, the material change report will be filed less than 21 days prior to the closing of the Loan, which is consistent with market practice and which the Company deems reasonable in the circumstances. This transaction remains subject to TSX acceptance.

About the North Bullfrog & Mother Lode Projects, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 90.5 km2 in southern Nevada. The property package is made up of a number of private mineral leases of patented federal mining claims and 1,134 federal unpatented mining claims. The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right. The Company also controls 445 federal unpatented mining claims on the Mother Lode project which totals approximately 36.5 km2 which it owns 100%. The total Corvus 100% land ownership now covers over 127 km2, hosting two major new Nevada gold discoveries.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada. In addition, the Company controls a number of royalties on other North American exploration properties representing a spectrum of gold, silver and copper projects. Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

On behalf of
Corvus Gold Inc.

(signed) Jeffrey A. Pontius
Jeffrey A. Pontius,
President & Chief Executive Officer

Contact Information:	Ryan Ko
Investor Relations
Email: info@corvusgold.com
Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the future repayment of the loan and how the loan amount will be spent by the Company, the possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action; the terms of the Loan, including the intended use of proceeds, repayment and restrictions on business; the discovery and delineation of mineral deposits/resources/reserves; the potential to discover additional high grade veins or additional deposits; the growth potential of the North Bullfrog, Mother Lode and Lynnda Strip projects; and the potential for any mining or production at the North Bullfrog, Mother Lode and Lynnda Strip projects, are forward-looking statements. Information concerning mineral resource estimates may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, ability to repay the Loan or satisfy the conditions of the Loan, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s 2020 Annual Information Form and latest interim Management Discussion and Analysis filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”). The Company does not undertake to update any forward-looking statements, except in accordance with applicable securities laws. All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.